Thursday July 30, 2009

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS FOR THE SECOND QUARTER 2009

•	Total assets and net loans increase 16% over the last twelve months.

•	Net Interest income increases $1.835 million or 28.7% from the same quarter in 2008.

•	FDIC Insurance expense totaled $928 thousand for the six months ending June 30, 2009.

•	Non-performing loans represent 1.88% of total loans and 1.17% of total assets.

•	Non-interest income up $1.72 million or 84.45%

CANFIELD, Ohio (July 30, 2009) — Farmers National Banc Corp (OTCBB: FMNB), today reported consolidated net income for the quarter ended June 30, 2009 of $1.657 million, or $0.12 per share, compared to $1.684 million, or $0.13 per share in the preceding quarter and $1.534 million, or $0.12 per share earned the same three month period ended June 30, 2008.

For the six months ending June 30, 2009, net income totaled $3.341 million, a 2.55% increase from the net income of $3.258 million reported for the six months ended June 30, 2008. Earnings per share were $0.25 for the first six months of 2009 which was the same amount reported at June 30, 2008. Annualized return on average equity and average assets for the second quarter of 2009 was 8.54% and .73%, respectively. This compares to 8.73% and .80% for the same period in 2008.

During the first six months of this year and specifically in the second quarter, all FDIC insured financial institutions had to deal with increases in FDIC insurance premiums. The increase in FDIC premiums was due to higher quarterly assessment rates and a special assessment levied on all banks to restore the reserve ratio of the Deposit Insurance Fund, which had been depleted by bank failures over the past six months. For the six months ended June 30, 2009, our premium expense increased $872 thousand over the same period last year. Included in this increase was the additional special assessment of $440 thousand. As a result, FDIC insurance expense for the second quarter amounted to a total of $845 thousand versus $28 thousand paid during the second quarter of 2008. Additionally, in June 2009, Farmers completed the sale of $12 million of federal agency and mortgage backed securities, resulting in a pre-tax gain of $509 thousand to help offset this expense.

“The common theme during this quarter’s earning reports will be directed to the extraordinary FDIC insurance premium expenses that all FDIC insured banks have incurred this year along with the ongoing challenge towards credit quality and loan losses.” stated Frank L. Paden, President & CEO. “Unfortunately, we can’t be eliminated from those issues in our industry, however, our focus is to look forward to continue to grow our business organically and manage the balance sheet and risk profile accordingly. It is a pleasure to report that our team of commercial lenders and personal bankers has given additional lift to our business model during this second quarter’s results as they continue to originate new loans and attract new core deposit relationships. Our net interest income, which is the primary source of revenues for our Company increased 28.7% over this last year’s results. Our priorities are to continue our growth initiatives and increase earnings; maintain the appropriate levels of capital that are essential so that we remain a well-capitalized institution under all regulatory guidelines; continue to deal with the number of issues the banking industry has been facing; closely monitor our efficiency ratio; and strategically manage interest rate risk and credit risk, specifically, the non-performing assets.”

The Company’s total assets recorded at June 30, 2009 were $957.848 million, an increase of 16.2% over $824.513 million in total assets recorded at this same time in 2008. On June 30, net loans were $586.756 million compared to $504.027 million in June 2008, representing a 16.4% increase. Total deposits at June 30, 2009 were $713.616 million, a 12.6% increase from $633.846 million recorded at June 30, 2008. “Given the very difficult financial climate, management is very pleased with the consistent growth of loans, deposits and total assets. We have made strategic investments and process improvements that should provide a foundation for continued growth in earnings and enhance our customer experience,” adds John S. Gulas, Executive Vice President and COO.

Net Interest Income -— Net interest income, which is the Company’s largest revenue source increased $1.835 million, or 28.7%, from the same three-month period in 2008. The increase was attributable to higher balances of loans and deposits and an improved net interest margin. Since the end of 2008, the net interest margin, on a fully taxable equivalent basis, increased from 3.58% to 3.93%. During that six month period, the yields on average earning assets have decreased by 22 basis points, while our cost of interest-bearing liabilities decreased by 68 basis points. Average deposit growth slightly outpaced the average loan growth over the past six months. Excess deposit balances are being positioned in liquid investments to fund future loan growth and to make investment purchases, depending on the movement of interest rates. Management continues to focus on growing core deposits along with a mix of time deposits to meet the demand of the markets.

Non-Interest Income -— Excluding the gain-on-sale of securities, non-interest income was $2.208 million in the second quarter of 2009, compared to $1.118 million in the preceding quarter, and compared to $1.195 million in the second quarter of 2008. Most of the increases quarter-over-quarter and year-over-year are attributable the trust fee income recognized during 2009 from the Corporation’s purchase of Butler Wick Trust Company (Now known as Farmers Trust Company) that closed on March 31, 2009. Trust fee income amounted to $1.003 million for three month period ending June 30, 2009.

Operating Expenses -— Non-interest expenses totaled $7.803 million for the second quarter of 2009 compared to $6.256 million for the first quarter of 2009, and $5.095 million in the second quarter of 2008. On a year-to-date basis, operating expenses increased $3.958 million over the same six month period of 2008. This increase is a combination of the regular and special FDIC insurance premiums assessed in 2009 and the recognition of merger-related expenses attributable to the Corporation’s purchase of Butler Wick Trust Company from Butler Wick Corp. that closed on March 31, 2009. These non-recurring expenses totaled approximately $1.381 million during 2009. The addition of the trust company also generated $1.023 million in additional recurring costs based on the addition of staff and operations for the trust company.

Asset Quality -— For the three months ended June 30, 2009, management provided $1.050 million to the allowance for loan losses, an increase of $600 thousand from the preceding quarter and an increase of $950 thousand over the same period the prior year. These increases are attributable to the increase in the ratio of nonperforming loans to total loans, which increased from 1.68% at March 31, 2009 to 1.88% on June 30, 2009, as well as the need to increase the reserve based on the 16% increase in net loans. As of June 30, 2009, total non-performing loans were $11.178 million, compared to $2.879 million at this same time in 2008. This increase in non-performing loans is due to a limited number of account relationships and the classification of certain commercial real estate and land development loans that are in default according to the terms of the contract. On June 30, 2009, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 59%, compared to 61% in preceding quarter and 191% at June 2008.

During this past three months, our Credit Administration Department has completed an independent full scope review of the commercial real estate and commercial and industrial loan portfolios to ensure the proper risk assessment of these portfolios. We continue to implement aggressive strategies to decrease our volume of non-performing assets. Net charge-offs for the quarter ending June 30, 2009 was $245 thousand and $413 thousand through the first six months of 2009 or 0.15% of average loans annualized. This data compares net charge offs of $70 thousand and $182 thousand at these same periods in 2008 and an annualized net charge-off ratio of 0.26% for 2008.

Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2009 was adequate and reflects probable incurred losses in the portfolio. As of June 30, 2009, the ALLL/total loan ratio was 1.12% compared to 1.02% at March 31, 2009 and 1.08% in June 2008. The increase in this particular ratio is attributable to the increase in the amount of loan loss provision expense in 2009. On June 30, 2009, the ALLL balance is $6.640 million, up 20% from $5.553 million at year-end December 31, 2008. With the increase in non-performing loans over the past year and the increase in net charge-offs, management felt it was prudent to increase the ALLL provision accordingly. The adequacy of the ALLL is analyzed monthly and adjusted as necessary to absorb probable loan losses. It may be necessary to increase this reserve based on various factors such as more weakening in the current economic conditions or should any borrower’s financial strength deteriorate that would impact cash flow and their ability to service the debt.

Equity – Total shareholder equity was $78.049 million as of June 30, 2009, compared to $73.287 million in June 2008. This represents a 6.5% increase. Shareholders received a $0.12 per share cash dividend on June 30, 2009. Book value increased from $5.58 per share in June 2008 to $5.82 per share on June 30, 2009.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield and Farmers Trust Company. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiaries
Consolidated Financial Highlights
(Amounts in thousands, except per share data)

Consolidated Statements of Income	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Total interest income	$12,329	$11,347	$24,323	$22,545
Total interest expense	4,101	4,954	8,412	10,318

Net interest income	8,228	6,393	15,911	12,227
Provision for loan losses	1,050	100	1,500	210
Other income	2,643	644	3,761	2,039
Other expense	7,803	5,095	14,059	10,101

Income before income taxes	2,018	1,842	4,113	3,955
Income taxes	361	308	772	697

Net income	$1,657	$1,534	$3,341	$3,258

Basic and diluted earnings per share	$0.12	$0.12	$0.25	$0.25
Cash dividends	1,601	1,570	3,189	3,648
Cash dividends per share	0.12	0.12	0.24	0.28
Book value per share	5.82	5.58	5.82	5.58

Consolidated Statements of Financial Condition		June 30, 2009	June 30, 2008
Assets
Cash and cash equivalents		$41,287	$27,059
Securities available for sale		281,837	253,533
Loans		593,396	509,514
Less allowance for loan losses		6,640	5,487

Net Loans		586,756	504,027

Other assets		47,968	39,894

Total Assets		$957,848	$824,513

Liabilities and Stockholders’ Equity
Deposits		$713,616	$633,846
Other interest-bearing liabilities		161,893	113,428
Other liabilities		4,290	3,952

Total liabilities		879,799	751,226
Stockholders’ Equity		78,049	73,287

Total Liabilities and Stockholders’ Equity		$957,848	$824,513

Period-end shares outstanding		13,415	13,145

Ratios
Return on Average Assets (Annualized)		0.73%	0.80%
Return on Average Equity (Annualized)		8.54	8.73
Efficiency Ratio (Year-to-date on a tax equivalent basis)		68.90	64.55
Capital to Asset Ratio		8.15	8.89
Dividends to Net Income (Year-to-date)		95.45	111.97
Net Loans to Assets		61.26	61.13
Loans to Deposits		83.15	80.38
Allowance for Loan Losses to Total Loans		1.12	1.08
Non-performing Loans to Total Loans		1.88	0.57

Unaudited